Exhibit 10.1
CHANGE OF CONTROL AGREEMENT
This CHANGE OF CONTROL AGREEMENT (hereinafter referred to as this “Agreement”), is made and entered into as of this 11th day of June, 2009 (“Effective Date”) by and between THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO, a savings bank incorporated under Ohio Law (hereinafter referred to as the “Company”, a wholly owned subsidiary of United Community Financial Corp., the “Holding Company”), and MATTHEW T. GARRITY, an individual (herein after referred to as the “Executive”).
RECITALS
WHEREAS, the Executive is or shall be employed as the Senior Vice President and Chief Credit Officer of the Company; and
WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth certain terms and conditions of the employment relationship between the Company and the Executive resulting from a Change of Control (defined below).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive, each party intending to be legally bound, hereby agree as follows:
AGREEMENTS
1. Term. This Agreement shall be effective as of the Effective Date set forth above and shall terminate on or before the first anniversary of the Effective Date in accordance with the terms and conditions set forth in this Agreement.
2. Termination of Employment in connection with Change of Control. In the event that the employment of the Executive is terminated (as defined below) by the Company within one (1) year after a Change of Control (defined below) for any reason other than Cause (defined below), death or disability, or within one (1) year after a Change of Control the Executive’s employment is terminated at the Executive’s option as provided in Section 3 below, then the following shall occur:
(a) The Company shall promptly pay to the Executive an amount equal to the product of one (1) multiplied by the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (hereinafter collectively referred to as “Section 280G”).
(b) For purposes of the Agreement, a “Change of Control” shall mean any one of the following events:
(i)	the acquisition by any person or entity of the ability to control the election of a majority of the directors of the Holding Company;
(ii)
the acquisition by any person or entity of “control” of the Holding Company within the meaning of 12 C.F.R. Section 303.81(c) (even if the Company and/or the Holding Company does not satisfy the definition of ‘insured bank’ at such time); and

(iii)
the sale by the Holding Company of all, or substantially all, of the assets of the Holding Company; provided; however, that the sale of the Company to, or a merger of the Company with and into, an entity directly or indirectly acquired by the Holding Company in or part of a transaction in which the Company is not the surviving entity shall not constitute a change of control so long as the present capacity or circumstances in which the Executive is employed by the Company does not constitute a Material Adverse Change (defined below).

For purposes of this paragraph, the term “person” refers to an individual or corporation, partnership, trust, association or other organization, but does not include the Executive or any person or persons with whom the Executive is “acting in concert” within the meaning of 12 C.F.R. Section 303.81(b).
(c) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement in any way, nor shall any amounts or benefits received from other employment or otherwise by the Executive offset in any manner the obligations of the Company hereunder.
(d) In the event that any payments pursuant to this Agreement or pursuant to any other plan, agreement or arrangement would result in or contribute to the imposition of a penalty tax pursuant to Section 280G and Internal Revenue Code Section 4999, such payments shall be reduced to the maximum amount that may be paid under Section 280G without exceeding such limits. Any such reduction shall be made consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”). Any payments made to the Executive pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
(e) As used in this Section 2, “Cause” shall mean the termination of the Executive by the Company because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities of the Executive in connection with his employment with the Company, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses), final cease-and-desist order or material breach of any provision of this Agreement. In the event of Executive’s termination for Cause, the Executive shall not receive, and shall have no right to receive, any compensation or other benefits under this Agreement for any period after such termination.
(f) For purposes of this Agreement, any reference to the Executive’s termination of employment (or any form thereof) shall mean the Executive’s “separation from service”, within the meaning of Section 409A, from the Company and all entities with whom the Company would be treated as a single employer for purposes of Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
3. Termination of Employment at the Option of the Executive in connection with a Change of Control. The employment of the Executive may be terminated at the option of Executive within one (1) year after a Change of Control, upon delivery by the Executive of written notice of termination to the Company if the present capacity or circumstances in which the Executive is employed are materially adversely changed (including, but not limited to, a material reduction in responsibilities or authority or the assignment of duties or responsibilities substantially inconsistent with those normally associated with the Executive’s position immediately prior to the Change of Control, change of title or the requirement that the Executive regularly perform his principal functions more than thirty-five (35) miles from his primary office as it existed immediately prior to the Change of Control (the foregoing collectively referred to in this Agreement as a “Material Adverse Change”). Should this event occur, the Company shall pay the Executive the amount set forth above in Section 2(a).

4. Non-Compete. If the Executive terminates his employment without the written consent of the Company, other than pursuant to Section 3 of this Agreement, then, during the 12 months immediately following the effective date of such termination by Executive, the Executive shall not engage in the financial institutions business as a director, officer, executive or consultant for any business or enterprise that competes with the principal business of the Company or the Holding Company or any of their subsidiaries within Mahoning, Trumbull or Columbiana counties or any other geographic area in which the Company or the Holding Company is doing business at the time of Executive’s termination.
5. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to Federal, State and local tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.
6. Consolidation; Merger. Nothing in this Agreement shall preclude the Company or the Holding Company from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all their obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.
7. Governing Law. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.
8. Arbitration. Any dispute concerning the interpretation or application of this Agreement that cannot be resolved by mutual agreement of the Company and Executive must be submitted for determination by an impartial arbitrator selected in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules.
9. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Company:

President and Chief Executive Officer
The Home Savings and Loan Company of Youngstown, Ohio
275 West Federal Street
Youngstown, Ohio 44503

With a copy to:

General Counsel
The Home Savings and Loan Company of Youngstown, Ohio
275 West Federal Street
Youngstown, Ohio 44503

If to the Executive:

Matthew T. Garrity
370 Apple Blossom Lane
Bay Village, Ohio 44140
or such other address as the recipient party shall have specified by prior written notice to the sending party.
10. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and its successors and assigns.
11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
12. Amendment. No alteration, modification, amendment or addition to this Agreement, or any waiver of any of the terms hereof, shall be valid unless made in writing and signed by the duly authorized representative of the Company and by the Executive.
13. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held to be invalid, and each such other provision shall, to the fullest extent consistent with applicable law, continue in full force and effect.
14. Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A, as applicable, and, to the maximum extent permitted by laws, shall be interpreted, operated and administered consistent with this intent. Nothing herein shall be construed as a guarantee of any particular tax treatment to the Executive and none of the Company, the Holding Company or any other person shall have any liability to the Executive in the event this Agreement fails to comply with the requirements of Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and as determined under the Holding Company’s policy for determining specified employees) on the date of the Executive’s termination and the Executive is entitled to a payment under this Agreement that is required to be delayed pursuant to Section 409A, then such payment shall not be paid until the first business day of the seventh month following the date of the Executive’s termination (or, if earlier, the date of the Employee’s death).
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, each as of the day and year first above written.

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
By:	/S/ Patrick W. Bevack
	Name:	Patrick W. Bevack
	Title:	President and Chief Executive Officer

By:	/S/ Matthew T. Garrity
	Name:	Matthew T. Garrity

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